**Extension to Glenn S. Dickman promissory notes**

Reference is made to the Promissory notes by and between the undersigned parties Glenn S. Dickman and Sundance Strategies, Inc. All notes to be included in the extension agreement in the principal amount of $826,000.

Be it known, that for good consideration the parties made the following additions or changes to the promissory notes as if contained therein:

1. Due date for these notes will be extended to the earlier of April 30, 2027 or at the immediate time when the anticipated additional funds from the first bond or other proceeds are received.
2. Sundance Strategies agrees to provide the lender 1,166,000 warrants for Sundance Strategies, Inc., shares at an exercise price of $ 0.41 per share. The warrant calculation is based upon the formula of a 17 month extension and figured pro rata if shorter than 12 months: *(17 month extension x 20,000 warrants = 340,000 + 1 warrant for each $1 of principle balance = X, divided by the number of months extending)*. In this case, 17 months x 20,000 warrants = 340,000 plus $826,000 x 1 warrant for each $1 of principle = 826,000 warrants for a total number of 1,166,000 warrant shares. These warrants will have a 5 year available exercise window from the date of this extension. A "Cashless Exercise" of the warrants will be available per the terms to follow. The warrants may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current fair market value per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current fair market value per share of Common Stock. All other terms and conditions shall remain in full force and effect. The Company will have no obligation to register these shares.

Glenn S. Dickman

By: Glenn S. Dickman

Date: January 14, 2026

Sundance Strategies, Inc.

By: Kraig T Higginson
Executive Chairman of the Board